                              EXCESS BENEFIT PLAN
                                      OF
                          BETHLEHEM STEEL CORPORATION
                           AND SUBSIDIARY COMPANIES,
                           EFFECTIVE JANUARY 1, 1983
                     AS AMENDED THROUGH SEPTEMBER 20, 1995


    WHEREAS, Section 415 of the Internal Revenue Code, as amended by the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") and the Tax Reform Act of 1986 ("TRA"), imposes limitations (the "Section 415 Limitations") on the benefits and contributions under qualified plans, such as the Pension Plan of Bethlehem Steel Corporation and Subsidiary Companies and the Bethlehem Railroad Subsidiaries Pension Plan (collectively and individually, the "Pension Plan") and the Savings Plan for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies (the "Savings Plan"), and the Section 415 Limitations include an aggregate limitation (the "Aggregate Limitation") for any individual who participates in both a defined benefit plan and a defined contribution plan of the same employer; and

    WHEREAS, the Pension Plan has been amended to reflect the Section 415 Limitations as amended by TEFRA and TRA and the Pension Plan amendments provide that benefits under the Pension Plan shall be limited by the amended Aggregate Limitation so as not to reduce contributions to the Savings Plan; and

    WHEREAS, Bethlehem Steel Corporation ("Bethlehem") desires, subject to the limitations set forth herein, that all employees and former employees (and co-pensioners and surviving spouses) receive retirement benefits of the same amount (subject to certain limitations) they would have received under the Pension Plan were it not for the Pension
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                                      -2-


Plan provisions, as amended from time to time, that impose the Section 415 Limitations (the "Section 415 Limitations Provisions").

    NOW, THEREFORE, in consideration of past and future services of affected employees, Bethlehem agrees to be legally bound as follows:

    1.  Whenever used herein:

        (a) "Employee" means any person who at any time after December 31, 1982, but before the termination of this Excess Benefit Plan ("Plan"), was an active employee of Bethlehem or any other Employing Company, as such term is defined in the Pension Plan, which shall have adopted this Plan and while so employed was a participant in the Pension Plan.

        (b) "Lump-Sum Payment" means a payment to an Employee pursuant to the provisions of paragraph 3 hereof in an amount equal to the sum of that portion of the special payment that would otherwise be Payable to such Employee under paragraph 2 hereof and the equivalent actuarial value, as determined by the Board or any Committee of the Board to which it may delegate its powers under this Plan, of the amounts which would otherwise become payable to such Employee or to the co-pensioner or surviving spouse of such Employee, as the case may be, under said paragraph 2.

        (c) "Partial Lump-Sum Payment" means a payment to an Employee pursuant to the provisions of paragraph 3 hereof, in an amount equal to the
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                                      -3-

    sum of that portion of the special payment that would otherwise be payable to such Employee under paragraph 2 hereof and the equivalent actuarial value, as determined by the Board or any Committee of the Board to which it may delegate its powers under this Plan, of the amounts which would otherwise become payable to such Employee under said paragraph 2.

        (d) "Periodic Payments" means payments under the Pension Plan or under this Plan after retirement.

        (e) "Retirement Account Balance" means the account maintained under the Pension Plan for participants who, as of May 31, 1989, had an account balance under the Retirement Account for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies.

    2. Bethlehem will pay, or cause to be paid, to each Employee or the co-pensioner or surviving spouse of the Employee, as the case may be, who receives payments under the Pension Plan, an amount which is equivalent to the excess, if any, of (a) the amount such Employee, co-pensioner or surviving spouse would have received under the Pension Plan in respect of each calendar year taking into account all provisions of the Pension Plan as from time to time in effect and applicable to the Employee, co-pensioner or surviving spouse except the
Section 415 Limitation Provisions over (b) the amount such Employee, co-pensioner or surviving spouse did receive under the Pension Plan in respect of such year taking into account the Section 415 Limitations Provisions; provided,
                                                                      --------
however, that for purposes of this paragraph 2, the amount received under the
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                                      -4-

Pension Plan shall refer to the amount received or which would have been received based on an election to forego the distribution of the Employee's Retirement Account Balance under the Pension Plan.

    Periodic Payments hereunder shall be made at approximately the same time as Periodic Payments are or would have been made to the Employee, co-pensioner or surviving spouse under the Pension Plan.

    3. Bethlehem may make, or cause to be made, to such Employee a Lump-Sum Payment or a Partial Lump-Sum Payment in lieu of amounts otherwise payable under paragraph 2 hereof. A Lump-Sum Payment or a Partial Lump-Sum Payment under this Plan may be made only if the Board of Directors of Bethlehem or any Committee of such Board to which it may delegate its powers under this Plan shall, in its sole discretion, so authorize such a payment.

    A Lump-Sum Payment and a Partial Lump-Sum Payment under this Plan shall be based on such tables and interest rates as may be adopted from time to time for such purposes by the Board of Directors of Bethlehem or any Committee of such Board to which it may delegate its powers under this Plan. A Partial Lump-Sum Payment under this Plan shall not include the co-pensioner or surviving spouse's benefit.

    4. An Employee or the co-pensioner or surviving spouse of such Employee shall not be entitled to any further benefits under this Plan if a Lump-Sum Payment shall be made to him under this Plan. An Employee shall not be entitled to any further benefits under this Plan if a Partial Lump-Sum Payment shall have been made under this Plan.
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                                      -5-

    5. Bethlehem or an Employing Company, as the case may be, shall only be under a contractual obligation to make, or cause to be made, payments to the Employee, co-pensioner or surviving spouse referred to herein when due, and the amounts of such payments shall not be required to be held in trust or otherwise funded for the Employee or the co-pensioner or surviving spouse of the Employee. Notwithstanding the foregoing, the Board of Directors of Bethlehem or any Committee of such Board to which it may delegate its powers under this Plan may, at its sole discretion, make provisions for such payments (which may include the purchase of annuities or the establishment of one or more trusts or providing letters of credit or other security arrangements). To the extent that benefits otherwise payable under this Plan are paid to an Employee or the co-pensioner or surviving spouse of such Employee from a life insurance trust or otherwise in a manner determined to permit such person to receive a benefit under such arrangement which, on an after-tax basis, is reasonably equivalent to what such person would receive on an after-tax basis if payments under this Plan were made directly by Bethlehem or an Employing Company when due, the obligation of Bethlehem or an Employing Company under this Plan shall be correspondingly reduced.

    6. Nothing contained herein shall affect the right of the Employee to participate in and receive benefits under and in accordance with any pension, profit sharing, incentive compensation or other benefit plan or program of Bethlehem or its subsidiaries or affiliates.

    7. This Plan shall continue in force with respect to any Employee until the termination of the right of such Employee or the co-pensioner or surviving spouse of
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                                      -6-

such Employee to receive benefits under the Pension Plan and shall be binding upon any successor to substantially all the assets of Bethlehem. Bethlehem may, however, at any time, terminate this Plan with respect to individuals who thereafter first become employed by Bethlehem or any other Employing Company which shall have adopted this Plan. Bethlehem may also, at any time, amend this Plan retroactively or otherwise if and to the extent that such action is deemed appropriate in light of government regulations or other legal requirements. Except as may otherwise be required by law, no amendment (including any termination) of this Plan shall adversely affect any benefits to any individual (including the right to receive future benefits) previously determined to be payable hereunder to such individual.

    8. No right or interest of the Employee or the co-pensioner or surviving spouse of the Employee under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer of any kind.

    9. The administration of this Plan shall be the responsibility of Bethlehem. Decisions of Bethlehem shall be final and binding upon any Employing Company which shall have adopted this Plan, Employees of such Employing Company and their co-pensioners and surviving spouses.

    10. If any payment to be made under this Plan is to be made to an Employee or the co-pensioner or surviving spouse of such Employee who was employed by an Employing Company which shall have adopted this Plan, other than Bethlehem, the cost of such payment shall be borne in such proportions as Bethlehem and such Employing Company shall agree.
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                                      -7-

    11. The benefits, if any, payable under the Excess Benefit Plan with respect to any person who retired under the Pension Plan prior to January 1, 1983, shall be governed in all respects by the provisions of the Excess Benefit Plan in effect at the date of such person's retirement.

    12. This Plan shall be construed, regulated and administered for all purposes according to the laws of the State of Delaware.

    IN WITNESS WHEREOF, Bethlehem has caused this Plan, as amended, to be duly adopted and executed by its duly authorized officers and its corporate seal affixed hereto as of the 20th day of September, 1995.


                                        BETHLEHEM STEEL CORPORATION


                                        By /s/ Curtis H. Barnette
                                           --------------------------
                                                   Chairman

Attest:

/s/ R.G. Masters
-----------------------------
    Assistant Secretary